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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1998.

                                  FORM N-18f-1
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                FILE NO. 33-69724
                                ICA NO. 811-8056






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         NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE INVESTMENT
COMPANY ACT OF 1940.
--------------------------------------------------------------------------------





                             MMA PRAXIS MUTUAL FUNDS
                           (Exact name of Registrant)

                                3435 Stelzer Road
                              Columbus, Ohio 43219
                     (Address of Principal Executive Office)

                                 (800) 977-2947
                        (Area Code and Telephone Number)
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                            NOTIFICATION OF ELECTION
                            ------------------------

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission (the "Commission") that it elects to commit itself to pay in cash all redemptions by a shareholder of record of the funds listed on the attached Schedule A as provided by Rule 18f-1 under the Investment Company Act of 1940, as amended. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.



                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Columbus and the State of Ohio on the 28 day of February, 1998.


                       Signature: MMA Praxis Mutual Funds

                           By: /s/ George R. Landreth
                               ----------------------
                                   George R. Landreth
                                   Vice President


Attest:  /s/ Tom E. Line
         ---------------
         Tom E. Line
         Treasurer
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                                   SCHEDULE A

                               TO THE FORM N-18f-1
                                       OF
                             MMA PRAXIS MUTUAL FUNDS


                  Name of Fund
                  ------------

1.       MMA Praxis Intermediate Income Fund
2.       MMA Praxis Growth Fund
3.       MMA Praxis International Fund